UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2011, ICF International, Inc. (the “Company”) issued a news release announcing that Ronald P. Vargo is resigning from his position as Executive Vice President and Chief Financial Officer of the Company. Mr. Vargo’s resignation will be effective May 11, 2011.

The Company also announced that Sandra B. Murray will succeed Mr. Vargo as interim Chief Financial Officer effective May 11, 2011. Ms. Murray, age 55, is currently the Company’s Senior Vice President of Administration and Contracts. Prior to joining the Company in 2009, Ms. Murray served as Senior Vice President-Finance and Business Operations for Science Applications International Corporation (SAIC), a leading provider of scientific, engineering, systems integration and technical services and solutions, and from 2005 to 2006 was SAIC’s Senior Vice President-Research, Development, Test & Evaluation Group Controller. From 2004-2005 she served as Vice President of Finance of ARINC, Inc., a supplier of aviation air/ground communications and technology to the U.S. government, and from 1998 to 2004 was Chief Financial Officer/Vice President of Finance for Honeywell Technology Solutions Inc., a services subsidiary of Honeywell International. Ms. Murray holds an MBA in Finance from Loyola College and a BS in Accounting from the University of Baltimore and is a Certified Public Accountant. Ms. Murray’s compensation as interim Chief Financial Officer has not yet been determined. The Company will file a Current Report on Form 8-K Report with respect to her compensation arrangements when they have been agreed upon.

The press release containing this announcement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated April 4, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: April 4, 2011	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer